EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (this “Agreement”) is made as of September 15, 2010 (the “Effective Date”), by and between BMC Software, Inc., a Delaware corporation (the “Employer”), and Kenneth W. Berryman (the “Executive”). The Employer and the Executive are each a “party” and are together “parties” to this Agreement.

BACKGROUND

     The Employer desires to employ the Executive as the Senior Vice President, Strategy and Corporate Development, of the Employer, and the Executive desires to accept such employment.

     The Employer and the Executive desire to enter into an employment agreement to set forth the terms and conditions of the Executive’s employment.

     The Executive acknowledges that a substantial portion of his employment duties will be undertaken in the state of Texas at the corporate headquarters of the Employer. In addition to Executive’s physical presence in the state of Texas while undertaking his employment duties, all or a substantial portion of his employment undertakings outside the state of Texas relate to the business of the corporate headquarters located in Houston, Texas. Executive acknowledges the substantial nexus between his employment and the state of Texas.

AGREEMENT

     In consideration of the employment compensation to be paid to the Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

     For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

     “Affiliate” means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the Employer.

     “Agreement” refers to this Executive Employment Agreement, including all Exhibits attached hereto, as amended from time to time.

“Base Salary” as defined in Section 3.1. “Benefits” as defined in Section 3.3.

“Board of Directors” refers to the board of directors of the Employer.

“Cause” as defined in Section 6.3(a).

“Change of Control” means the occurrence of one or more of the following events:

     (a) the acquisition, directly or indirectly, by any person or related group of persons (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing at least fifty percent (50%) of the total combined voting power of the Employer’s outstanding securities;

     (b) a change in the composition of the Board of Directors such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals who either (i) are Board members as of the Effective Date (the “Incumbent Directors”) or (ii) after the Effective Date, are elected or nominated for election as Board members by at least a majority of the Incumbent Directors who are still in office at the time such election or nomination is approved by the Board (such individuals will also be considered “Incumbent Directors” upon election to the Board), but excluding for purposes of clauses (i) and (ii) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

     (c) a merger, consolidation, or similar corporate transaction in which the Employer’s shareholders immediately prior to the transaction do not own more than sixty percent (60%) of the voting stock of the surviving corporation in the transaction;

     (d) shareholder approval of the Employer’s liquidation, dissolution, or sale of substantially all of its assets; or

     (e) if Executive’s primary employment duties are with a subsidiary, division, or business unit of the Employer, the sale, merger, contribution, transfer or any other transaction in conjunction with which the Employer’s ownership interest in the subsidiary, division, or business unit decreases below a majority interest.

“Confidential Information” means any and all:

     (a) Trade Secrets (as defined herein) concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret;

     (b) information which has value in the Employer’s business and which the Employer takes reasonable steps to keep confidential; this consists of information concerning the business and affairs of the Employer, such as, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, marketing and sales plans, business plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

     (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

“Disability” as defined in Section 6.2.

     “Effective Date” is September 15, 2010, the date mutually agreed upon by the Executive and the Employer as the date Executive’s employment with the Employer commences.

     “Employee Invention” shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any reasonable way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information.

     “Employer Group” shall mean the Employer and any other corporation or trade or business required to be aggregated with the Employer which constitutes a single employer under Code Section 414(b) or Code Section 414(c) with the Employer, except that in applying Code Section 1563(a)(1), (2), and (3), the language “at least 50 percent” is used instead of “at least 80 percent”.

“Employment Period” is the term of the Executive’s employment under this Agreement.

     “Fiscal Year” shall mean the Employer’s fiscal year, which shall end on March 31 of each calendar year, or as changed from time to time.

“Good Reason” as defined in Section 6.3(b).

     “Person” is any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” as defined in Section 7.2(a)(iv).

     “Separation from Service” shall mean the Executive’s termination of employment with the Employer Group for any reason which constitutes a “separation from service” under Code Section 409A. Notwithstanding the foregoing, the Executive’s employment relationship with the Employer Group is considered to remain intact while the individual is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Executive will return to perform services for the Employer Group and the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Employer under applicable law or contract. Solely for purposes of determining whether a Separation from Service has occurred, the Employer will determine whether the Executive has terminated employment with the Employer Group based on whether it is reasonably anticipated by the Employer and the Executive that the Executive will permanently cease providing services to the Employer Group, whether as an employee or independent contractor, or that the services to be performed by the Executive, whether as an employee or independent contractor, will permanently decrease to no more than 20% of the average level of bona fide services performed, whether as an employee or independent contractor, over the immediately preceding 36-month period or such shorter period during which the Executive was performing services for the Employer Group. If a leave of absence occurs during such 36-month or shorter period which is not considered a Separation from Service, unpaid leaves of absence shall be disregarded and the level of services provided during any paid leave of absence shall be presumed to be the level of services required to receive the compensation paid with respect to such leave of absence.

     “Trade Secrets” shall mean the whole or any part of any scientific or technical information, design, process, procedure, formula, or improvement that has value and that the owner has taken measures to prevent from becoming available to persons other than those selected by the owner to have access for limited purposes.

2.	EMPLOYMENT TERMS AND DUTIES

2.1 EMPLOYMENT

     The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2 EMPLOYMENT PERIOD

     Subject to the provisions of Section 6, the term of the Executive’s employment under this Agreement will commence upon the Effective Date and shall continue in effect through the third anniversary of the Effective Date (the “Employment Period”); provided, however, that, subject to the provisions of Section 6, commencing on the day following the Effective Date and on each day thereafter, the Employment Period shall be automatically extended for one additional day unless the Employer shall give written notice to Executive that the Employment Period shall cease to be so extended, in which event the Employment Period shall terminate on the third anniversary of the date such notice is given.

2.3 DUTIES

     The Executive will have such duties as are assigned or delegated to the Executive by the Chief Executive Officer of the Company, and will initially serve as the Employer’s Senior Vice President, Strategy and Corporate Development. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the Chief Executive Officer of the Company in the advancement of the best interests of the Employer. The Executive’s employment will be subject to the policies maintained and established by the Employer, from time to time. Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities in connection with passive personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement. Additionally, nothing in this Section 2.3 will prevent the Executive from serving on the board of directors of other companies or organizations, or engaging in other activities, so long as such participation does not conflict with the interests or business of Employer or require such involvement as to interfere with the performance of the Executive’s duties hereunder and has been expressly approved by the Chief Executive Officer of Employer. If the

Executive is elected as a director of the Employer or as a director or officer of any of its Affiliates, the Executive will fulfill his duties as such director or officer without additional compensation. The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer.

3.	COMPENSATION

3.1 BASE SALARY

     During the Employment Period, the Employer shall pay Executive an annual base salary in the amount of Three Hundred and Seventy-Five Thousand Dollars ($375,000), less applicable taxes and withholdings, payable in accordance with the Employer’s standard payroll practices and procedure (the “Base Salary”). Executive’s Base Salary shall be reviewed at least annually and, if deemed appropriate in the sole discretion of the Compensation Committee of the Board of Directors, shall be increased from time to time.

3.2 SIGN-ON BONUS

     The Executive shall receive a cash sign-on bonus equal to $50,000, which shall be paid in a lump sum amount within sixty (60) days after the Effective Date, less applicable taxes and withholdings. If the Executive voluntarily terminates employment with the Employer prior to the second (2nd) anniversary of the Effective Date, the Executive shall promptly repay the Employer the full $50,000 sign-on bonus paid pursuant to this Section 3.2.

3.3 BENEFITS

     The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”).

3.4 CASH BONUS

     Executive will be eligible for cash bonuses as described in Exhibit A incorporated herein by reference.

3.5	EQUITY

(a) Time-Based Vesting. The Executive will receive, upon starting employment and approval by the Board of Directors, a grant of restricted stock units with a value on the date of grant equal to $825,000. The actual number of restricted stock units granted will be determined based on the fair market value of the stock price of the Employer at grant. The actual grant date will be established by the Compensation Committee when the Compensation Committee awards the restricted stock units in accordance with the Employer’s current policy for granting such awards. Such restricted stock units will vest annually over a period of three years in equal, one-third (1/3) increments on the anniversary of the grant date, provided the Executive remains continuously employed by the Employer during such three-year period. The restricted stock units will be subject to such other terms and conditions as may be provided by the Compensation Committee in the award agreement and the incentive plan maintained by the Employer pursuant to which the Compensation Committee grants the restricted stock units.

(b) Additional Equity Award. The Executive will receive, in conjunction with an anticipated December 2010 award of equity and subject to approval by the Board of Directors, a grant of restricted stock units with a value on the date of grant equal to $825,000. The actual number of restricted stock units granted will be determined based on the fair market value of the stock price of the Employer at grant. The actual grant date will be established by the Compensation Committee when the Compensation Committee awards the restricted stock units in accordance with the Employer’s current policy for granting such awards. A portion, to be determined by the Compensation Committee, of such restricted stock units will vest based on continued service over time, and a portion of such restricted stock units will vest based on performance measures to be determined by the Compensation Committee. The restricted stock units will be subject to such other terms and conditions as may be provided by the Compensation Committee in the award agreement and the incentive plan maintained by the Employer pursuant to which the Compensation Committee grants the restricted stock units.

(c) Future Awards. The Executive will be entitled to receive future awards granted by the Compensation Committee of the Board of Directors pursuant to any equity program or long-term incentive plan that may be maintained by the Employer from time to time.

4.	FACILITIES AND EXPENSES

	4.1	FACILITIES

     During the Employment Period, the Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems reasonably necessary or appropriate for the performance of the Executive’s duties under this Agreement.

4.2 EXPENSES

     The Employer will pay on behalf of the Executive (or reimburse the Executive in a timely manner for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Executive in attending business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies then in effect.

4.3 TIMING

     All in-kind benefits provided and expenses eligible for reimbursement under this Section 4 must be provided by the Employer or incurred by the Executive during the term of this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5. VACATIONS AND HOLIDAYS

     The Executive will be entitled to paid vacation during the Employment Period in accordance with the vacation policies of the Employer in effect for its employees from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer’s policies.

6.	TERMINATION

6.1 EVENTS OF TERMINATION

     The Employment Period, the Executive’s Base Salary and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

(a)	upon the death of the Executive;

(b)	upon the Disability of the Executive immediately upon notice from either party to the other;

(c)	upon termination by the Employer for Cause;

(d)	upon the voluntary retirement from or voluntary resignation of employment by the Executive without Good Reason;

     (e) upon termination by the Employer for any reason other than those set forth in Section 6.1(a) through 6.1(d) above; or

(f) upon voluntary resignation of employment by the Executive for Good Reason.

     Upon termination of the Employment Period, as provided above or otherwise, Executive’s rights respecting benefits, restricted stock, stock options, other equity incentives, and cash bonus, will be determined under the applicable plan or program providing the same.

6.2 DEFINITION OF DISABILITY

     For purposes hereof, the term “Disability” shall mean an incapacity by accident, illness or other circumstances which renders the Executive mentally or physically incapable of performing the duties and services required of the Executive hereunder on a full-time basis for a period of at least 180 consecutive days.

6.3	DEFINITION OF “CAUSE” AND “GOOD REASON”

(a) Definition of “Cause”. For all purposes under this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

     (i) the Executive’s continued and material failure to perform his obligations under this Agreement;

     (ii) the Executive’s material failure to adhere to any Employer policy or code of conduct;

     (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer;

     (iv) the Executive’s engaging in conduct that is materially injurious to the Employer;

     (v) the misappropriation (or attempted misappropriation) of any of the Employer’s funds or property;

     (vi) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a punishment; or

     (vii) the conviction of the Executive by a court of competent jurisdiction of a crime involving moral turpitude.

     The determination of whether the Executive’s employment is terminated for Cause shall be made solely by the Employer, which shall act in good faith in making such determination.

     (b) Definition of “Good Reason”. For all purposes under this Agreement, “Good Reason” means the occurrence of one or more of the following events arising without the express written consent of the Executive, but only if the Executive notifies the Employer in writing of the event within sixty (60) days following the occurrence of the event, the event remains uncured after the expiration of thirty (30) days from receipt of such notice, and the Executive resigns effective no later than thirty (30) days following the Employer’s failure to cure the event:

     (i) the occurrence, prior to a Change of Control or on or after the date which is twelve (12) months after a Change of Control occurs, of any one or more of the following events that results in a material negative change in the Executive’s employment relationship with the Employer:

     (A) a reduction in the Executive’s Base Salary or target bonus opportunity from that provided to him immediately on the Effective Date of this Agreement or as the same may be increased from time to time; or

     (B) a diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to the Executive from those substantially similar to the employee benefits and perquisites provided by the Employer (including subsidiaries) to executives with comparable duties, as such benefits may be modified from time to time; or

     (ii) the occurrence, within twelve (12) months after the date upon which a Change of Control occurs, of any one or more of the following events:

(A)	a material diminution in the Executive’s Base Salary;

(B)	a material diminution in the Executive’s authority, duties, or responsibilities;

     (C) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Employer;

     (D) a material diminution in the budget over which the Executive retains authority;

     (E) the Employer or a subsidiary thereof requiring the Executive to be permanently based anywhere other than within fifty (50) miles of the Executive’s job location immediately prior to the reassignment;

     (F) any other action that constitutes a material breach by the Employer of the Agreement; or

     (G) the occurrence of one or more of the following events that results in a material negative change in the Executive’s employment relationship with the Employer:

     (1) a reduction in the Executive’s target bonus opportunity as in effect immediately prior to the Change of Control or as the same may be increased from time to time;

     (2) a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which the Executive is covered immediately prior to the Change of Control which adversely affects the Executive;

     (3) without replacement by a plan providing benefits to Executive equal to or greater than those discontinued, the failure by the Employer or a subsidiary thereof to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee benefit plan, program or arrangement in which Executive is participating at the time of the Change of Control, or the taking of any action by the Employer or a subsidiary thereof that would adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans; or

     (4) the taking of any action by the Employer or a subsidiary thereof that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which Executive performs his employment duties.

6.4 SEVERANCE

     Should the Executive experience a termination of employment during the Employment Period pursuant to Section 6.1(e) or Section 6.1(f) above, then, subject to Executive executing, and failing to revoke during any applicable revocation period, a general release of all claims against Employer and its Affiliates in a form acceptable to the Employer within forty-five (45) days after Executive’s termination of employment, the Executive shall be entitled to:

(a) a lump sum payment equal to one (1) times his then current Base Salary; and

     (b) a lump sum payment equal to one (1) times his then current cash bonus target amount.

     Subject to Section 6.7, such lump sum payments under this Section will be made no later than sixty (60) days following the Executive’s Separation from Service on or after the date the Executive’s employment is terminated. Severance payments do not result in extending employment beyond the termination date.

6.5	CHANGE OF CONTROL

(a) If, within 12 months after a Change of Control, the Executive’s position is eliminated or the Executive’s employment is terminated pursuant to Section 6.1(e) or 6.1(f) above, then, subject to Executive executing, and failing to revoke during any applicable revocation period, a general release of all claims against Employer and its Affiliates in a form acceptable to the Employer within forty-five (45) days after termination of the Executive’s employment, the Executive shall be entitled to the following in lieu of the amounts set forth in Section 6.4:

(i)	a lump sum payment equal to one (1) times his then current Base Salary;

(ii)	a lump sum payment equal to one (1) times his then current cash bonus target amount;

     (iii) vesting of Executive’s equity awards, if any, to the extent provided for under the terms and conditions of the equity award agreements;

     (iv) a lump sum payment equal to the cost of COBRA coverage for eighteen (18) months for continued medical benefits for the Executive and his dependents (including his spouse) who were covered as of such termination event under the medical benefit plan as in effect for employees of the Employer during the coverage period, or the substantial equivalence; and

     (v) a lump sum payment equal to the aggregate of eighteen (18) months of premiums for the Executive’s individual basic life insurance policy provided by the Employer’s group life insurance carrier upon conversion of the Executive’s coverage under the Employer’s group life insurance plan to an individual policy as of such termination event, provided the Executive timely elects (but in no event later than sixty (60) days after the Executive’s Separation from Service) to convert his life insurance coverage provided under the Employer’s group life insurance plan to an individual policy.

     Subject to Section 6.7, such lump sum payments under this Section shall be made no later than sixty (60) days following the Executive’s Separation from Service on or after the date the Executive’s employment is terminated. Severance payments do not result in extending employment beyond the termination date.

     (b) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the severance benefits provided for in this Section 6.5, together with any other payments and benefits which the Executive has the right to receive from the Employer and its Affiliates (the “Aggregate Severance”), would be subject to the excise tax imposed by Section 4999 of the Code, including any interest and penalties imposed with respect to such excise tax (the “Excise Tax”), then the severance benefits provided hereunder shall be either (1) reduced (but not below zero) so that the present value of the Aggregate Severance equals the Safe Harbor Amount (as defined below) and so that no portion of the Aggregate Severance shall be subject to the Excise Tax, or (2) paid in full, whichever produces the better net after-tax position to the Executive (taking into account the Excise Tax and any other applicable taxes).

     The determination as to whether any such reduction in the Aggregate Severance is necessary shall be made initially by the Employer in good faith. If applicable, the reduction of the amounts payable hereunder in accordance with clause (1) of the first sentence of the preceding paragraph shall be made in the following order and in such a manner as to maximize the value of the Aggregate Severance paid to the Executive (i) cash severance pay that is exempt from Section 409A, (ii) any lump sum payment intended to pay for continued medical benefits under COBRA, (iii) any lump sum payment intended to pay for premiums for Executive’s individual life insurance policy, (iv) any other cash severance pay, (v) any other cash payable that is a severance benefit other than stock appreciation rights, (vi) any stock appreciation rights, (vii) any restricted stock, and (viii) stock options. If the Aggregate Severance is reduced in accordance with the preceding sentence and through error or otherwise the Aggregate Severance exceeds the Safe Harbor Amount, the Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made.

     For purposes of this Section, “Safe Harbor Amount” means an amount equal to one dollar ($1.00) less than three (3) times the Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code.

6.6 NO MITIGATION

     Any remuneration received by the Executive from a third party following the Employment Period shall not apply to reduce the Employer’s obligations to make payments hereunder.

6.7 CODE SECTION 409A

     Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his Separation from Service from the Employer to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and if any amounts otherwise payable pursuant to this Agreement within the first six (6) months following the Executive’s Separation from Service would be subject to the excise tax imposed by Section 409A of the Code, then payment of such portion of the benefits subject to the excise tax shall be suspended and shall be paid in a lump sum to the Executive on the first business day following the expiration of six (6) months from the date of the Executive’s Separation from Service.

7.	NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

     The Executive acknowledges that (a) prior to and during the Employment Period and as a part of his employment, the Executive has been and will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

7.2 AGREEMENTS OF THE EXECUTIVE

     In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants the following:

(a)	Confidentiality.

(i) The Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

     (ii) Any Trade Secrets of the Employer will be entitled to all of the protections and benefits under any applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

     (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

     (iv) The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

     (b) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive’s writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

(i) disclose to the Employer in writing any Employee Invention;

     (ii) assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Executive’s rights to the Employee Invention for the United States and all foreign jurisdictions;

     (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

     (v) give testimony and render any other assistance in support of the Employer’s rights to any Employee Invention.

The Executive acknowledges and understands that the foregoing assignment provisions of this Agreement do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). Executive will advise the Employer promptly in writing of any inventions that he makes, conceives, develops or reduces to practice during his employment with the Employer that he believes meet the criteria in

California Labor Code Section 2870. The Executive hereby represents that there presently are no such inventions.

     (c) Notice of Intent to Resign. Except in the event of a resignation for Good Reason, Executive agrees to provide Employer with 90 days advance notice of his intention to resign (“Notice Period”). During the Notice Period, Executive shall continue in the diligent fulfillment of all duties of his position and this Agreement. Should Executive fail to provide Employer with the full Notice Period, Executive shall forfeit that portion of his earned pro-rata yearly cash bonus as follows:

(90 - (number of full days of advance notice) / 90) X(times) pro-rata earned yearly cash bonus = amount forfeited by Executive.

Pro-rata earned yearly cash bonus is: (unconditional portion of yearly cash bonus, if any, targeted for Executive in the current Fiscal Year) X (number of full months worked in the current Fiscal Year / 12).

     (d) NonDisparagement. Executive shall not disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

     (e) Creative Works. Executive shall not create, assist with or consult on any creative works which discuss, describe or reference Employer or any executive of Employer. Creative works includes but is not limited to novels, nonfiction writings, any authored work, plays, screenplays, musicals or the like.

7.3 DISPUTES OR CONTROVERSIES

     The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication which refer to or reflect confidential information will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.	NON-COMPETITION AND NON-INTERFERENCE

8.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

     The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) a significant portion of the services to be performed by him shall be performed at the Employer’s world headquarters located in Houston, Texas; (c) the Employer’s business is international in scope and its products are marketed throughout the United States and the world; (d) the Employer competes with other businesses that are or could be located in any part of the United States or the world; (e) the provisions of this Section 8 are reasonable and necessary to protect the Employer’s business; and (f) in connection with the fulfillment of his duties hereunder and as an employee of the Employer, the Employer will provide Executive with Confidential Information necessitating the execution of the covenants contained in this Section 8.

8.2 COVENANTS OF THE EXECUTIVE

     In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that during and for eighteen (18) months following the termination of his employment for any reason, he will not, directly or indirectly:

     (a) except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere in the world, provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

     (b) whether for the Executive’s own account or for the account of any other person, use Confidential Information to solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer or a potential customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive’s employment with the Employer;

     (c) whether for the Executive’s own account or the account of any other person, (i) solicit for employment, directly or indirectly, any person who is an employee (or was an employee within two (2) years of the date in question) of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his or her employment with the Employer; or (ii) interfere with the Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

     If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

     The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

9.	GENERAL PROVISIONS

9.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

     The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

     9.2 COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

     The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed the Executive. The Employer and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

     If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

9.3 REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

     The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound. The Executive further specifically represents and warrants that he is not subject to, nor will he violate, any agreement not to compete upon the execution and delivery by him of this Agreement.

     The Executive represents and warrants that he will not utilize or divulge any proprietary materials or information from his previous employers and acknowledges that Employer has prohibited Executive from bringing any such materials on to Employer’s premises and has advised Executive that Executive’s failure to adhere to these prohibitions will subject Executive to immediate termination.

9.4 OBLIGATIONS CONTINGENT ON PERFORMANCE

     The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

9.5 WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.6 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

     This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.

9.7 NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested and signed for by the party required to receive notice, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:

BMC Software, Inc. 2101 CityWest Blvd. Houston, Texas 77042 Telephone No.: (713) 918-8800 Facsimile No.:713-918-1110 Attn: General Counsel

If to the Executive: Kenneth W. Berryman 2101 CityWest Blvd. Houston, TX 77042

9.8 ENTIRE AGREEMENT; AMENDMENTS

     Except as provided in (a) plans and programs of the Employer referred to in Sections 3.2 through 3.5, and (b) any signed written agreement contemporaneously or hereafter executed by the Employer and the Executive, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof. All prior understandings and agreements relating to the subject matter of this Agreement, including, without limitation, the letter dated September 9, 2010, are hereby superseded and expressly terminated. Notwithstanding the foregoing, this Agreement shall not be construed to supersede any stock option agreements or restricted stock agreements entered into between Executive and Employer at any time prior to the execution of this Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.9 GOVERNING LAW

     This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

9.10 ARBITRATION

     In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the contemplated transactions, any document referred to or incorporated herein by reference or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties covenant and agree as follows:

     (a) The parties shall first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.

     (b) If the parties are unable to resolve such dispute among themselves, such dispute shall be submitted to binding arbitration in Houston, Texas, under the auspices of, and pursuant to the rules of, the American Arbitration Association’s Commercial Arbitration Rules as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three (3) arbitrators, one of which shall be selected by the Executive, one of which shall be selected by the Employer, and the third of which shall be selected by the two (2) arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. A ruling by the arbitrators shall be non-appealable. The parties agree to abide by and perform any award rendered by the arbitrators. If either the Executive or Employer seeks enforcement of the terms of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover its costs and expenses (including applicable travel expenses) from the non-prevailing party, in addition to any other relief to which it may be entitled. If a dispute arises and one party fails or refuses to designate an arbitrator within thirty

(30) days after receipt of a written notice that an arbitration proceeding is to be held, then the dispute shall be resolved solely by the arbitrator designated by the other party and such arbitration award shall be as binding as if three (3) arbitrators had participated in the arbitration proceeding. Either the Executive or the Employer may cause an arbitration proceeding to commence by giving the other party notice in writing of such arbitration. Executive and the Employer covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration. Notwithstanding anything in this Section to the contrary, neither Executive nor the Employer shall be precluded from seeking court action in the event the action sought is either injunctive action, a restraining order or other equitable relief. The arbitration proceeding shall be held in English.

     (c) Legal process in any action or proceeding referred to in the preceding Section may be served on any party anywhere in the world.

     (d) Except as expressly provided herein and except for injunctions and other equitable remedies that are required in order to enforce this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW. Each party acknowledges that it has been represented by legal counsel of its own choosing and has been advised of the intent, scope and effect of this Section 9.10 and has voluntarily entered into this Agreement and this Section 9.10.

     (e) Excluded from this Section 9.10 are any claims for temporary injunctive relief to enforce Sections 7 and 8 of this Agreement.

9.11 SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.12 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.13 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.14 WAIVER OF JURY TRIAL

     THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

9.15 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS

     The Employer may withhold from any payments and benefits made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal deductions made with respect to the Employer’s employees generally.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EMPLOYER:

BMC Software, Inc.

By: /s/ HOLLIE S. CASTRO Name: Hollie S. Castro Title: SVP, Administration

EXECUTIVE:

/s/ KENNETH W. BERRYMAN Kenneth W. Berryman

Kenneth W. Berryman

Exhibit A

BMC SOFTWARE, INC. Executive Employment Agreement Cash Bonus Description

Executive Incentive Plan

     The Executive will, during the Employment Period, be permitted to participate in the BMC Software, Inc. (“BMC” or the “Company”) Annual Executive Incentive Plan that may be in effect from time to time. During the Employment Period, the Executive will be eligible to receive a target incentive, which currently is 100% of base salary. The actual amount received is not guaranteed and is dependent on the performance of the Company and the Executive in accordance with the BMC Annual Executive Incentive Plan established for each fiscal year during the Employment Period.

     Each fiscal year, the Executive will receive a detailed description of the BMC Annual Executive Incentive Plan and the targeted measures and objectives for that year.

Long-Term Incentive Plan

     The Executive will, during the Employment Period, be permitted to participate in the BMC Long-Term Incentive Plan that may be in effect from time to time, or any successor plan. During the Employment Period, the Executive will be eligible to receive a target incentive as determined by the Compensation Committee. The actual amount received is not guaranteed and is dependent on the performance of the Company and the Executive in accordance with the BMC Long-Term Incentive Plan established for each fiscal year during the Employment Period.

     Each fiscal year, the Executive will receive a detailed description of the BMC Long-Term Incentive Plan, or any successor plan, and the targeted measures and objectives for that year.

     Under the Company’s current practice, Executive will be considered for an initial target award pursuant to the Long-Term Incentive Plan (“LTIP”), or any successor plan, equal to $375,000 at the beginning of the next fiscal year of the Employer commencing after the Effective Date, in accordance with the Employer’s normal practices for granting such awards. Under the Company’s current practices under the current LTIP, as a first-time participant in the LTIP, 50% of the LTIP Target Amount ($162,500) would be eligible for a payout based on the performance period beginning April 1, 2011 and ending September 30, 2012. The remaining 50% ($162,500) would be eligible for a payout based on the performance period beginning April 1, 2011 and ending March 31, 2014. Each actual payout will be determined based upon corporate performance as determined under the LTIP and continued employment.

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

     "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

     (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

     This Amendment (the "Amendment") to Executive Employment Agreement is entered into and is effective as of November 30, 2011, by and between Kenneth W. Berryman, an individual (the "Executive") and BMC Software, Inc., a Delaware corporation (the "Employer"). The Employer and Executive are each a "party" and are together "parties" to this Amendment.

RECITALS

     The Employer and Executive have entered into that certain Executive Employment Agreement, dated September 15, 2010 (the "Employment Agreement").

     For good and valuable consideration, receipt of which is hereby acknowledged by both the Employer and Executive, the parties desire to amend the Employment Agreement as set forth below.

AMENDMENT

     1. Section 6.4 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“6.4 SEVERANCE

     Should the Executive experience a termination of employment during the Employment Period pursuant to Section 6.1(e) or Section 6.1(f) above, then, subject to Executive executing, and failing to revoke during any applicable revocation period, a general release of all claims against Employer and its Affiliates in a form acceptable to the Employer within forty-five (45) days after Executive’s termination of employment, the Executive shall be entitled to:

(i)	a lump sum payment equal to one (1) times his then current Base Salary;

(ii)	a lump sum payment equal to one (1) times his then current cash bonus target amount; and

     (iii) a lump sum payment of a prorated bonus for the bonus period during which the termination of employment occurs determined by multiplying (A) the bonus, if any, Executive would have been entitled to receive for such bonus period if Executive’s employment had not terminated (based on actual performance during such bonus period) by (B) a fraction, the numerator of which is the number of days Executive was employed with the Company during the applicable bonus period and the denominator of which is the total number of calendar days in such bonus period.

     Subject to Section 6.7, such lump sum payment under this Section will be made no later than sixty (60) days following the Executive’s Separation from Service on or after the date the Executive’s employment is terminated, provided, that if such period of 60 days spans two taxable years, the severance will be paid in the second taxable year, and provided, further, that the prorated bonus referred to in Section 6.4(iii) above will be paid at the same time bonuses for the applicable bonus period, if any, are paid to the Company’s executive officers generally.

Severance payments do not result in extending employment beyond the termination date.”

     2. Section 6.5(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

     “(a) If, within 12 months after a Change of Control, the Executive’s position is eliminated or the Executive’s employment is terminated pursuant to Section 6.1(e) or 6.1(f) above, then, subject to Executive executing, and failing to revoke during any applicable revocation period, a general release of all claims against Employer and its Affiliates in a form acceptable to the Employer within forty-five (45) days after termination of the Executive’s employment, the Executive shall be entitled to the following in lieu of the amounts set forth in Section 6.4:

     (i) a lump sum payment equal to one (1) times his then current Base Salary;

(ii) a lump sum payment equal to one (1) times his then current cash bonus target amount;

     (iii) a lump sum payment of a prorated bonus for the bonus period during which the termination of employment occurs determined by multiplying (A) the bonus, if any, Executive would have been entitled to receive for such bonus period if Executive’s employment had not terminated (based on actual performance during such bonus period) by (B) a fraction, the numerator of which is the number of days Executive was employed with the Company during the applicable bonus period and the denominator of which is the total number of calendar days in such bonus period;

     (iv) vesting of Executive’s equity awards, if any, to the extent provided for under the terms and conditions of the equity award agreements;

     (v) a lump sum payment equal to the cost of COBRA coverage for 18 months for continued medical benefits for the Executive and his dependents (including his spouse) who were covered as of such termination event under the medical benefit plan as in effect for employees of the Employer during the coverage period, or the substantial equivalence; and

     (vi) a lump sum payment equal to the aggregate of eighteen (18) months of premiums for the Executive’s individual basic life insurance policy provided by the Employer’s group life insurance carrier upon conversion of the Executive’s coverage under the Employer’s group life insurance plan to an individual policy as of such termination event, provided the Executive timely elects (but in no event later than sixty (60) days after the Executive’s Separation from Service) to convert his life insurance coverage provided under the Employer’s group life insurance plan to an individual policy.

     Subject to Section 6.7, such lump sum payments under this Section shall be made no later than sixty (60) days following the Executive’s Separation from Service on or after the date the Executive’s employment is terminated, provided, that if such period of

60 days spans two taxable years, the severance will be paid in the second taxable year, and provided, further, that the prorated bonus referred to in Section 6.5(a)(iii) above will be paid at the same time bonuses for the applicable bonus period, if any, are paid to the Company’s executive officers generally. Severance payments do not result in extending employment beyond the termination date.”

     3. The foregoing amendments to the Employment Agreement shall be effective as of the date written above. Except as modified above, the Employment Agreement remains in full force and effect and this Amendment may be amended or altered only in a writing signed by the Employer and Executive.

4. This Amendment constitutes the entire agreement between the Employer and

Executive relating to the Sections of the Employment Agreement discussed above and supersedes and replaces any prior verbal or written agreements between the parties as to the subject matter of those provisions.

     IN WITNESS WHEREOF, Executive and the Employer have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ KENNETH W. BERRYMAN Kenneth W. Berryman BMC SOFTWARE, INC.

By: /s/ HOLLIE S. CASTRO Name: Hollie S. Castro Title: Senior Vice President, Administration